PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

214 North Tryon Street

Suite 3600

Charlotte, NC 28202

Telephone (704) 344 7500

Facsimile (704) 344 4100

www.pwc.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2008, except with respect to our opinion on the Consolidated Financial Statements insofar as it relates to the effects of changes in segments discussed in Notes 12 and 30, for which the date is May 14, 2008, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in The South Financial Group, Inc.'s Form 8-K dated May 14, 2008. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Charlotte, North Carolina

November 28, 2008